UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2006

EMBARCADERO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30293	68-0310015
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 California Street, Suite 1200, San Francisco, California 94111

(Address of principal executive offices, with zip code)

(415) 834-3131

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 15, 2006, Embarcadero Technologies, Inc. (the “Company”) received a Staff Determination Letter from the NASDAQ Stock Market (“NASDAQ”), stating that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) because it has not filed its Quarterly Report on Form 10-Q for the period ended September 30, 2006 in a timely manner. NASDAQ Marketplace Rule 4310(c)(14) requires the Company to file with NASDAQ, via EDGAR filing with the Securities and Exchange Commission (the “SEC”), on a timely basis all reports and other documents required to be filed with the SEC.

The Staff Determination Letter indicated that the Company’s securities will be delisted from NASDAQ unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). The Company intends to request a hearing before the Panel on or before November 22, 2006, as permitted by the letter, to review the staff’s determination. A timely request for a hearing will stay the delisting pending the hearing and a decision by the Panel. Until the Panel issues a determination, the Company’s common stock will continue to be traded on NASDAQ. There can be no assurance that the Panel will grant the Company’s request for continued listing.

The Company issued a press release on November 17, 2006 disclosing, among other things, its receipt of the Staff Determination Letter. A copy of the press release issued by the Company is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01.	Other Events.

On November 17, 2006, the Company provided information regarding the expansion of the previously announced review by the Audit Committee of the Board of Directors of the Company’s accounting for certain stock option grants. The Company issued a press release on November 17, 2006 disclosing, among other things, such additional information. A copy of the press release issued by the Company is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release, dated November 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMBARCADERO TECHNOLOGIES, INC.

Date: November 17, 2006	By:	/s/ Michael Shahbazian
Michael Shahbazian
Chief Financial Officer